Exhibit 6.3

LANDA MOBILE APP LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2022 (the “Effective Date”), by and between Landa Holdings, Inc., a Delaware corporation (“Licensor” or “Landa Holdings”), Landa App 3 LLC, a Delaware limited liability company (the “Company”), and each of the registered series of the Company listed on Schedule A attached hereto and additional series of the Company as Landa Holdings and the Company may agree in writing from time to time (each, a “Series,” or “Licensee”). Licensor and Licensee are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, each Series has individually entered into a management services agreement with Landa Holdings on the same or similar terms (the “Management Services Agreements”), and pursuant to the Management Services Agreements, Landa Holdings will provide each Series with certain services, and each Series will pay fees to Landa Holdings for such services and the rights set forth herein; and

WHEREAS, Licensee desires to obtain a license to use the Landa mobile app-based investment platform (the “Landa Mobile App”), and Licensor is willing to grant such license to Licensee, on the terms and conditions of this Agreement; and

WHEREAS, one or more Licensees desire to offer its membership interests to potential investors on the Landa Mobile App; and

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein provided, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Grant and Scope of License.

a.	Licensor hereby grants to each Licensee, for the term set forth in Section 1(b) below, a non-exclusive, non-transferable, royalty-free license to use, the Landa Mobile App, in connection with the business of such Licensee and subject to and in accordance with the terms and conditions of this Agreement (the “License”). Licensor may make available the software directly or as a hosted service, in Licensor’s discretion. Notwithstanding anything to the contrary contained herein and without limitation, Licensor reserves the right to license the Landa Mobile App to other parties at its sole discretion.

b.	The License shall begin on the Effective Date and continue until terminated pursuant to Section 4 of this Agreement.

2.	Quality Control.

a.	Each Licensee shall use the Landa Mobile App only in connection with specified business activities of a high standard of quality, so as to preserve the goodwill associated with such property.

b.	Each Licensee bears the exclusive responsibility to assure that any activities it undertakes in connection with the use of the Landa Mobile App comply with all applicable statutes, laws, ordinances, codes, regulations, rules or requirements of any government, governmental authority, regulatory agency or self-regulatory body wherever located.

3.	Ownership and Protection.

a.	Licensor represents and warrants that it owns the Landa Mobile App and has all rights necessary to grant the License as set forth herein. Each Licensee acknowledges such ownership by Licensor, and no Licensee shall do anything inconsistent therewith. Each Licensee further acknowledges that the Landa Mobile App is part of the business of Licensor. No Licensee shall, during the term of this Agreement or at any time thereafter, contest the fact that such Licensee’s rights under this Agreement (i) are solely those of a licensed user and (ii) shall cease upon termination of this Agreement in accordance with Section 4. During and after the term of this License, no Licensee shall adopt, use or attempt to register any name, brand, logo, mark or other identifier, or perform any act, that Licensee reasonably believes is likely to disparage such the Landa Mobile App.

b.	Licensee shall notify Licensor of any infringement of the Landa Mobile App promptly upon Licensee becoming aware of such infringement. Licensor has and shall retain the sole and exclusive right, in its sole discretion and at its own expense, to bring infringement proceedings involving the Landa Mobile App and to retain all amounts recovered as relief therein or in settlement thereof.

4.	Termination.

a.	The License and this Agreement will terminate with respect to a Licensee immediately upon the earlier to occur of (i) the mutual written agreement of the Licensor and such Licensee to terminate this Agreement; (ii) the time at which Landa Holdings, or an affiliate thereof, ceases to be the manager of such Licensee; (iii) the dissolution of such Licensee; and (iv) ninety (90) days after Licensor provides such Licensee with written notice of termination for any or no reason in Licensor’s sole discretion.

b.	Licensor shall have the right to terminate the License and this Agreement with respect to a Licensee, upon written notice to such Licensee if such Licensee materially breaches any of the provisions of this Agreement and such Licensee fails to cure such material breach within thirty (30) days of receiving written notice of such material breach from Licensor.

c.	It is understood and agreed that except for each Licensee’s right to use the Landa Mobile App as set forth in this Agreement, no Licensee shall have any right, title or interest in or to the Landa Mobile App, and that all such rights will immediately terminate and revert to Licensor upon termination of this License.

5.	Injunctive Relief. Each Licensee acknowledges and admits that there would be no adequate remedy at law for its failure to use the Landa Mobile App in accordance with the terms and conditions of this Agreement or for its failure to cease its use of the Landa Mobile App at the termination of the License, and each Licensee agrees that in the event of any such failure, Licensor shall be entitled to seek equitable relief by way of a temporary restraining order, preliminary and permanent injunction and such other and further relief as any court with jurisdiction may grant.

6.	Disclaimers.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES PERTAINING TO THE LANDA MOBILE APP. FOR EXAMPLE AND WITHOUT LIMITATION, LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT

7.	General Provisions.

a.	This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law thereof.

b.	The agreements contained in this Agreement are for the sole benefit of the Parties and their permitted successors and permitted assigns, and they will not be construed as conferring and are not intended to confer any rights on any other persons.

c.	Because this Agreement is personal in nature as to each Licensee, unless otherwise permitted pursuant to the terms of this Agreement, no Licensee may assign, delegate, sublicense, or otherwise encumber its rights or obligations under this Agreement in any manner, whether by operation of law or otherwise, absent the prior written consent of Licensor, which consent may be given or withheld in the sole discretion of Licensor. Any attempted assignment, delegation, sublicense or other encumbrance in violation of this Section 7(c) shall be void.

d.	This Agreement embodies the entire agreement between the Parties with respect to the use of the Landa Mobile App and, except as provided herein, supersedes any and all prior or contemporaneous oral or written understandings, negotiations or communications on behalf of the Party with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing duly executed by each of the Parties and any such amendment so duly executed in writing shall be binding on the Parties hereto.

e.	The paragraph and section headings used herein are descriptive only and shall not affect the meaning.

f.	Notwithstanding any termination of this Agreement, the Parties’ rights and obligations, acknowledgements and covenants under Sections 3, 4, 5, 6 and this Section 7 will survive such termination and remain in full force and effect according to their respective terms.

g.	If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while more nearly preserving its original intent; such invalidity shall not render invalid or unenforceable the remaining terms and provisions of this Agreement.

h.	Each of the Parties agrees to execute and deliver all such instruments and do all acts reasonably necessary, desirable or proper as may be reasonably requested by any other Party to carry out the purposes of this Agreement.

i.	Landa Holdings and Landa App 2 LLC may add additional Series to this Agreement by mutually written agreement and upon execution of a joinder by any such agreed new Series.

j.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it as of the date first above written.

LICENSOR:

LANDA HOLDINGS, INC.

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

COMPANY:

LANDA APP 3 LLC

By: LANDA HOLDINGS, INC., as Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

LICENSEE:

Each Series listed on Schedule A hereto.

By signing below, the undersigned is a duly authorized signatory of, and is duly executing, Agreement on behalf of each Series listed on Schedule A hereto, as may be amended.

By: LANDA HOLDINGS, INC., as Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

[Signature Page - License Agreement]

Schedule A

List of Series

●	Series Designation of Landa App 3 LLC - 6696 Mableton Parkway SE Mableton GA LLC
●	Series Designation of Landa App 3 LLC - 996 Greenwood Ave NE Atlanta GA LLC
●	Series Designation of Landa App 3 LLC - 24 Ditmars Street Brooklyn NY LLC

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